UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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eResearchTechnology, Inc.

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eResearchTechnology, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on April 28, 2010

The Notice of Annual Meeting, proxy statement, annual report and proxy card are available at http://proxydocs.com/eres.

To the stockholders of eResearchTechnology, Inc.:

We will hold our annual meeting of stockholders at our executive offices located at 1818 Market Street, Philadelphia, PA 19103, at 10:00 A.M. on April 28, 2010 for the following purposes:

1. To elect three directors to serve terms of three years and until their successors are elected.

2. To ratify the selection by our audit committee of our board of directors of the firm of KPMG LLP as our independent registered public accountants for 2010.

3. To transact any other business that may properly come before the meeting or any adjournment, postponement or continuation thereof.

Stockholders of record as of the close of business on March 3, 2010 are entitled to notice of and to vote at the meeting.

We are mailing our 2009 annual report, which is not part of our proxy soliciting material, to stockholders of record together with this notice.

It is important that you vote your shares at our annual meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.

By order of the Board of Directors,

JOEL MORGANROTH, MD
Chairman of the Board of Directors

March 5, 2010
Philadelphia, Pennsylvania

eResearchTechnology, Inc.

PROXY STATEMENT

These proxy materials are furnished in connection with solicitation of proxies by the board of directors (the “board of directors” or the “board”) of eResearchTechnology, Inc., a Delaware corporation, for the annual meeting of stockholders to be held at 10:00 A.M. on Wednesday, April 28, 2010 at our executive offices located at 1818 Market Street, Philadelphia, Pennsylvania 19103, and any adjournment, postponement or continuation of such meeting. These proxy materials are being mailed to stockholders on or about March 17, 2010. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “ERT” or the “Company” mean eResearchTechnology, Inc.

OUR ANNUAL MEETING

What is the purpose of our annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including:

•	the election of three directors; and

•	the ratification of the selection by our audit committee of our board of directors of the firm of KPMG LLP as independent registered public accountants for 2010.

In addition, our management will report on our performance during 2009 and respond to appropriate questions from stockholders.

What should I do now?

You should first read this proxy statement carefully. After you have decided how you wish to vote your shares, you should complete, properly sign and return the accompanying proxy card to us in the enclosed postage-paid return envelope. The proxies will vote your shares as you direct. If your shares are registered in your name, you may also attend our annual meeting and either deliver your completed proxy in person or vote in person. If your shares are held in “street name” and you wish to vote them at the annual meeting, you will need to obtain a signed proxy from the nominee in whose name your shares are registered.

VOTING

Who is entitled to vote at our annual meeting?

Holders of record of our common stock at the close of business on the record date, March 3, 2010, are entitled to receive notice of and to vote at our annual meeting, and any adjournment, postponement or continuation of our annual meeting. A complete alphabetical list of the record holders of our common stock entitled to vote at our annual meeting will be available for inspection at our principal executive offices during normal business hours for any purpose germane to our annual meeting for a period of ten days prior to the date of our annual meeting. As of the record date, there were 48,788,076 outstanding shares of our common stock.

What are the voting rights of our stockholders?

Each share of common stock outstanding as of the record date is entitled to one vote on each matter that may be brought before the annual meeting.

Who can attend our annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend our annual meeting. Even if you currently plan to attend our annual meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend, or are unable to attend, our annual meeting.

If you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at our annual meeting.

What constitutes a quorum?

The presence at our annual meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast by the holders of our common stock outstanding on the record date on a particular issue will constitute a quorum for the purpose of considering such matter. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at our annual meeting.

How do I vote in person?

If your shares are registered in your name and you attend our annual meeting and wish to vote in person, we will provide you with a ballot before voting commences at our annual meeting.

How do I vote if my shares are held in street name?

If you are not a stockholder of record, but you are a “beneficial owner,” meaning that your shares are registered in a name other than your own, such as a broker’s name, you must either direct the holder of record of your shares as to how you want to vote your shares or obtain a form of proxy from the holder of record that you may then vote.

What if I fail to instruct my broker?

Brokers normally have discretion to vote on routine matters, such as ratification of the appointment of independent registered public accounting firms, but not on non-routine matters. Brokers who are members of the New York Stock Exchange do not have discretionary authority to vote in director elections. We encourage you to provide voting instructions to your broker by completing the voting instruction card or proxy that it sends to you.

May I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may change your vote at any time before your proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our secretary. The proxy holders will not vote your proxy if you attend our annual meeting in person and request the revocation of your proxy, although your attendance at our annual meeting will not by itself revoke your proxy.

What are the recommendations of our board of directors?

Unless you provide contrary instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote for the election of our three nominees for director and for the ratification of the selection by our audit committee of our board of directors of the firm of KPMG LLP as independent registered public accountants for 2010.

What vote is required?

Election of Directors.  Election of directors will be by plurality of the votes cast. Accordingly, the three candidates who receive the highest number of “For” votes cast by the holders of our common stock will be elected as directors. A properly executed proxy card marked “Withhold Authority” will not be voted with respect to the nominee or nominees so indicated although the votes represented by the proxy card will be counted for the purposes of determining whether a quorum is present. Our certificate of incorporation and by-laws do not authorize cumulative voting in the election of directors.

Other Matters.  Any other proposal, including the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for 2010, will require the affirmative vote of a majority of the votes that the holders of shares present in person or by proxy are entitled to cast on such proposal.

Abstentions and shares held by brokers and nominees as to which we have not received voting instructions from the beneficial owner of, or other person entitled to vote, such shares and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, are considered shares of outstanding stock entitled to vote and such shares are counted in determining whether a quorum or a majority is present. An abstention or a broker non-vote will therefore have the practical effect of voting against approval of any matter that properly comes before our annual meeting other than the election of directors because each abstention or broker non-vote will not represent a vote for approval of the matter.

Who will pay the costs of soliciting proxies on behalf of our board of directors?

We will pay the entire cost of this proxy solicitation, including preparing and mailing this proxy statement on behalf of our board of directors. In addition, we may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse expenses for doing so. Our directors, officers or regular employees may solicit proxies in person or by telephone, but will not receive additional compensation for doing so.

STOCK OWNERSHIP

The Stock Ownership of Our Principal Stockholders, Directors and Executive Officers

The following table shows the amount and percentage, as of March 3, 2010, of our common stock that is beneficially owned by (i) each of our directors, director nominees and named executive officers; (ii) our directors and executive officers as a group; and (iii) each person whom we know to own beneficially more than 5% of our common stock.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned	Owned

FMR LLC(1)	6,069,402	12.4%
Blum Capital Partners, L.P.(2)	5,631,806	11.5
Columbia Wanger Asset Management, L.P.(3)	4,886,800	10.0
BlackRock Inc.(4)	3,432,572	7.0
Joel Morganroth, MD(5)(6)	1,463,161	3.0
Michael J. McKelvey, Ph.D(5)(6)	341,581	*
Jeffrey S. Litwin, MD(5)(6)	320,415	*
Stephen S. Phillips(5)	305,860	*
Amy Furlong(5)(6)	139,005	*
Sheldon M. Bonovitz(5)	103,832	*
Elam M. Hitchner(5)	84,500	*
Gerald A. Faich, MD, MPH(5)	77,000	*
Keith D. Schneck(5)(6)	63,264	*
Stephen M. Scheppmann(5)	52,000	*
Michael F. DeMane(5)	32,000	*
All directors and executive officers as a group (16 persons)(5)	3,722,729	7.3

*	Less than 1.0%

(1)	The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 16, 2010 by FMR LLC (“FMR”), Edward C. Johnson 3d (“Johnson”), Fidelity Management & Research Company (“Fidelity”) and Fidelity Advisor Small Cap Fund (“Fidelity Small Cap”), all located at 82 Devonshire Street, Boston, MA 02109. FMR is a parent holding company. Fidelity, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,135,113 shares of ERT’s common stock at December 31, 2009, of which Fidelity Small Cap, an investment company registered under the Investment Company Act of 1940, held 3,600,000 shares. FMR and Johnson, through its control of Fidelity, each has sole power to dispose of the 5,135,113 shares owned by Fidelity’s funds. Pyramis Global Advisors Trust Company (“Pyramis”), located at 900 Salem Street, Smithfield, RI 02917, an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 934,289 shares of ERT’s common stock, of which Johnson and FMR, through its control of Pyramis, each has sole dispositive power over 934,289 shares and sole power to vote or to direct the voting of 863,219 shares.

(2)	Blum Capital Partners, L.P. (“Blum L.P.”) is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133. The information presented in the table and in this footnote is as reported in a Schedule 13D/A filed with the Securities and Exchange Commission on January 5, 2010 by Blum Capital Partners, L.P., a California limited partnership; Richard C. Blum & Associates, Inc., a California corporation; Blum Strategic GP II, L.L.C., a Delaware limited liability company; Blum Strategic GP III, L.L.C., a Delaware limited liability company; Blum Strategic GP III, L.P., a Delaware limited liability partnership; Blum Strategic GP IV, L.L.C., a Delaware limited liability company; Blum Strategic GP IV, L.P., a Delaware limited liability partnership; and Saddlepoint Partners GP, L.L.C., a Delaware limited liability company. Blum L.P.’s principal business is acting as general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission.

(3)	Columbia Wanger Asset Management, L.P. (“Columbia”) is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2010 by Columbia.

(4)	BlackRock Inc. (“BlackRock”) is located at 40 East 52nd Street, New York, New York 10022. This information is as reported by BlackRock, BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC and BlackRock International LTd in a Schedule 13G/A filed with the Securities and Exchange Commission on January 29, 2010.

(5)	Includes the following shares issuable with respect to options granted pursuant to our 1996 Stock Option Plan and our Amended and Restated 2003 Equity Incentive Plan, which are currently exercisable or exercisable within 60 days after March 3, 2010:

Name	Number of options

Joel Morganroth, MD	242,500
Michael J. McKelvey, Ph.D.	266,250
Jeffrey S. Litwin, MD	242,251
Stephen S. Phillips	122,000
Amy Furlong	124,625
Sheldon M. Bonovitz	97,000
Elam M. Hitchner	77,000
Gerald A. Faich, MD, MPH	67,000
Stephen M. Scheppmann	52,000
Keith D. Schneck	43,750
Michael F. DeMane	32,000
All directors and executive officers as a group	1,909,766

(6)	Includes the following shares of restricted stock which are subject to forfeiture pursuant to restrictions which will lapse in four equal annual installments beginning February 26, 2011:

Name	Number of shares

Joel Morganroth, MD	20,661
Michael J. McKelvey, Ph.D.	55,331
Jeffrey S. Litwin, MD	17,414
Amy Furlong	14,380
Keith D. Schneck	18,514
All directors and executive officers as a group	172,204

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires that our officers and directors, as well as persons who own 10% or more of a class of our equity securities, file reports of their ownership of our securities, as well as statements of changes in such ownership, with us and the Securities and Exchange Commission. Based upon written representations we received from our officers, directors and 10% or greater stockholders, and our review of the statements of beneficial ownership changes our officers, directors and 10% or greater stockholders filed during 2009, we believe that all such filings required during 2009 were made on a timely basis except that each of Sheldon M. Bonovitz, Michael F. DeMane, Gerald A. Faich, MD, MPH, Elam M. Hitchner, Stephen S. Phillips and Stephen M. Scheppmann filed one Form 4 to report one option grant two days late.

ELECTION OF DIRECTORS
(Proposal No. 1)

Introduction

Our board of directors currently consists of eight members. Each director is elected for a three-year term and until the director’s successor has been duly elected. The current three-year terms of our directors expire in the years 2010, 2011 and 2012, respectively.

Nominating Procedures

In accordance with the policy of our governance and nominating committee, a stockholder desiring to propose a candidate for our board of directors to our governance and nominating committee should submit a written recommendation, together with biographical information concerning the individual, to our chairman of our governance and nominating committee at eResearchTechnology, Inc., 1818 Market Street, Philadelphia, PA 19103. While recommendations may be submitted for consideration at any time, we request that recommendations be received prior to November 15 in any year for consideration in connection with the nomination and election of directors at our next annual meeting of stockholders. Once our governance and nominating committee has identified a prospective nominee, including candidates proposed by stockholders, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to our governance and nominating committee with the recommendation of the prospective candidate, as well as our governance and nominating committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of our board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If our governance and nominating committee determines, in consultation with the chairman of our board and other board members as appropriate, that additional consideration is warranted, it will then evaluate the prospective nominee against the standards and qualifications it has established, including:

•	Except as noted below, the director candidate must be independent in accordance with Rule 5605(a)(2) of The Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards.

•	Our board of directors will consider appointing a limited number of individuals who are not independent to serve as directors. We currently have, and historically have had, directors who are or were not independent in accordance with Rule 5605(a)(2) of the Nasdaq listing standards. The consideration of these individuals will include consideration of the items listed below while also maintaining an appropriate level of management service on our board of directors.

•	The candidate must have business experience that includes leading or occupying a senior position in the operations of a significant business or occupying a senior executive or advisory position in business strategy, investing or mergers and acquisitions of a significant business. While not required, experience in health care, particularly pharmaceuticals, biotechnology or medical devices, is preferred.

•	The candidate must have prior board experience. While public company board experience is not required, it is highly preferred.

•	The candidate must have an excellent business and personal reputation for accomplishment and integrity. We prefer that our candidates have personal characteristics that include a deliberative style and being a good listener, articulate, direct, succinct and able to accept/respect other board members’ opinions.

•	The candidate must have personal and business references from people upon whose recommendations our governance and nominating committee can rely.

•	Candidates must be able to commit adequate time to our board of directors and our committees to attend at least 75% of board and committee meetings in person and to be a significant contributor to each. At a minimum, this means, on average, not less than one full day every month for ordinary matters, a full day for regularly scheduled quarterly meetings and occasional unscheduled hours of accessibility. Living or working within 90 minutes of Philadelphia is not required but is highly preferred.

•	Our board of directors will also consider, in its choice of candidates, the need for specific expertise needed for service with its various committees such as the governance and nominating, compensation and audit committees. Such expertise would include experience serving on such committees on other boards of directors or specific experience with the substantive responsibilities of those committees.

•	Our governance and nominating committee also considers such other relevant factors as it deems appropriate, including the current composition of our board’s committees, expertise, diversity and the evaluations of other prospective nominees. The committee does not have a separate policy with respect to its consideration of each of these relevant factors but deems them collectively as valuable criteria in the nominating process.

In connection with the evaluation of prospective nominees, our governance and nominating committee determines whether to interview the prospective nominee. If warranted, one or more members of our governance and nominating committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, our governance and nominating committee makes a recommendation to the full board as to the persons who should be nominated by our board, and our board determines the nominees after considering the recommendation and report of our governance and nominating committee. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

In addition to evaluating nominees to fill vacancies, the governance and nominating committee annually reviews incumbent directors whose terms are expiring. The governance and nominating committee solicits feedback from members of the board and members of management in making its recommendations regarding board nominees, whether they be incumbent directors or new nominees.

On an annual basis, our governance and nominating committee undergoes a self evaluation to determine its effectiveness in nominating candidates using the above standards and qualifications.

Action By Our Governance and Nominating Committee

Our governance and nominating committee met on December 8, 2009 for the purpose of evaluating the performance and qualifications of the members of our board of directors and nominating candidates for election as directors by our stockholders at our annual meeting. After considering performance on our board of directors during 2009, personal qualifications and other individual attributes, our governance and nominating committee nominated, and our board of directors thereafter accepted and approved, the individuals named below.

Our governance and nominating committee considered the diversity of nominees when evaluating its nominations. Specifically, our governance and nominating committee believes that the diverse experience, skills and insights each nominee brings to our board has enhanced our ability to compete successfully in the past. Our governance and nominating committee expects that the mix of experience possessed by the nominees will help us succeed in the future. For additional information regarding the professional experience of our nominees, as well as our directors continuing in office, please refer to the biographies below.

Candidates for Election

Three directors are to be elected at our annual meeting. The nominees are Sheldon M. Bonovitz, Gerald A. Faich, MD, MPH and Elam M. Hitchner, all of whom currently serve on our board. Unless otherwise instructed, the proxies solicited by our board of directors will be voted for the election of the three nominees.

In the event any nominee is unable or declines to serve as a director at the time of our annual meeting, the proxies intend to vote for a substitute nominee designated by our board of directors. We have no reason to believe that any of the nominees are unable or will decline to serve as a director if elected. Any vacancy occurring on our board of directors for any reason may be filled by a majority of our directors then in office until the expiration of the term of the class of directors in which the vacancy exists.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. BONOVITZ, DR. FAICH AND MR. HITCHNER.

The names of our nominees for director and directors who will continue in office after our annual meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:

		Year of
	Age As	Expiration of
Name	of March 1, 2010	Term as Director

Nominees for Election
Sheldon M. Bonovitz	72	2013
Gerald A. Faich, MD, MPH	67	2013
Elam M. Hitchner	63	2013
Directors Continuing in Office
Michael F. DeMane	53	2011
Michael J. McKelvey, Ph.D	57	2012
Joel Morganroth, MD	64	2011
Stephen S. Phillips	64	2011
Stephen M. Scheppmann	54	2012

Mr. Bonovitz has been nominated by our board of directors, with the recommendation of our governance and nominating committee, to serve as a member of our board for a three-year term beginning in April 2010. Mr. Bonovitz has served on our board of directors since 1999. Mr. Bonovitz is Chairman Emeritus of and counsel to Duane Morris LLP, having stepped down as Chairman and Chief Executive Officer in January 2008 after serving ten years in those positions. Mr. Bonovitz has been a director of Comcast Corporation since March 1979. In addition to serving as a director of Comcast Corporation, he currently serves on the advisory boards of several privately-held companies and on the Board of Trustees of The Curtis Institute of Music, The Philadelphia Museum of Art and The Barnes Foundation. He also serves on the Board of The Free Library of Philadelphia Foundation and as a Trustee of the Christian and Mary Lindbach Foundation and The Dolfinger-McMahon Foundation. He is President and a Trustee of the Foundation for Self-Taught American Artists and Chairman of the Board of Philadelphia’s Children First Fund. Mr. Bonovitz brings to ERT his broad legal experience and leadership skills as CEO and Chairman of Duane Morris LLP, an international law firm, and a director of Comcast Corporation, a public company and leading provider of entertainment, information and communication products and services, as well as directorships held for many other private companies over his career. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Bonovitz has been nominated to serve an additional term as director on our board.

Dr. Faich has been nominated by our board of directors, with the recommendation of our governance and nominating committee, to serve as a member of our board for a three-year term beginning in April 2010. Dr. Faich has served on our board of directors since 2004. Dr. Faich has served as Senior Vice President of UBC Epidemiology and Risk Management since June 2005. He served as the President of Pharmaceutical Safety Assessments, a consulting firm, from 1994 until June 2009. Dr. Faich co-chaired the original CIOMS International Adverse Reaction Working Group and was a founding board member of the International Society of Pharmacoepidemiology. Dr. Faich is a Fellow of the American Colleges of Physicians, Preventive Medicine and Epidemiology and has authored over 90 scientific papers and received numerous awards. He is currently a Senior Scholar at the Jefferson Medical University. Dr. Faich brings to ERT extensive experience in business, preventive medicine, Pharmacoepidemiology and FDA-regulated research. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Dr. Faich has been nominated to serve an additional term as director on our board.

Mr. Hitchner has been nominated by our board of directors, with the recommendation of our governance and nominating committee, to serve as a member of our board for a three-year term beginning in April 2010. Mr. Hitchner has served on our board of directors since 2004. Mr. Hitchner was a partner in the law firm of Pepper Hamilton LLP from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and, subsequently, counsel through 2004. Commencing in 2005, Mr. Hitchner began providing consulting services to the firm. Mr. Hitchner is also a director of Destination Maternity Corporation, for which he has served on the audit committee since 1993, including as chairman of that committee since 2000. Mr. Hitchner brings to ERT his broad legal experience and leadership skills as partner and legal counselor of Pepper Hamilton LLP, an international law firm, and director, non-executive chairman and audit committee member of Destination Maternity Corporation, a public company and leading designer and retailer of maternity apparel. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Hitchner has been nominated to serve an additional term as director on our board.

Mr. DeMane has served on our board of directors since July 2008. Mr. DeMane has served as Senior Advisor with Thomas, McNerney & Partners, a health care venture capital firm, since April 2009. Mr. DeMane served as Chief Operating Officer of Medtronic, Inc. from August 2007 to May 2008. Prior to that, Mr. DeMane served at Medtronic as Senior Vice President and President of Europe, Canada, Latin America and Emerging Markets from August 2005 to August 2007 and Senior Vice President and President, Spinal, ENT and Navigation from February 2002 to August 2005. Mr. DeMane currently serves on the boards of Denali Medical, Inc. and Torax Medical, Inc., both medical device technology companies. Mr. DeMane brings to ERT his extensive experience as a senior executive in the health care industry, including his service as Chief Operating Officer and Senior Vice President and President of Europe, Canada, Latin America and Emerging Markets for Medtronic, Inc., a leading medical technology company. For this reason, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. DeMane should continue to serve as one of our directors.

Dr. McKelvey has served as our President and Chief Executive Officer since June 2006 and has served on our board of directors since July 2006. Prior to joining us, Dr. McKelvey was employed for five years by PAREXEL International, one of the largest biopharmaceutical outsourcing organizations in the world, where he served as Corporate Senior Vice President, Clinical Research Services. Dr. McKelvey brings to ERT key leadership experience for one of the largest biopharmaceutical outsourcing organizations in the world. For this reason, in addition to his past service as a director and our Chief Executive Officer, Dr. McKelvey should continue to serve as one of our directors.

Dr. Morganroth has served as the chairman of our board of directors since 1999 and a member of our board of directors since 1997. He has served as our Chief Scientific Officer since April 2006. Prior to that, he served as our Chief Scientist from March 2001 to December 2005 and our Chief Executive Officer from 1993 to March 2001. In addition, Dr. Morganroth has consulted for us since 1977. Dr. Morganroth is a globally recognized cardiologist and clinical researcher. Dr. Morganroth served for over ten years as an external Medical Review Officer/Expert for the U.S. Food and Drug Administration. Dr. Morganroth’s brings to ERT his invaluable background in the healthcare industry, clinical expertise as a globally recognized cardiologist coupled with his position as external Medical Review Officer/Expert for the U.S. Food and Drug Administration. For these reasons, in addition to his past service as chairman of our board and our Chief Scientific Officer, Dr. Morganroth should continue to serve as one of our directors.

Mr. Phillips has served on our board of directors since August 2002. Mr. Phillips has served as Special Counsel to Medtronic, Inc. since 1999. Mr. Phillips was the Executive Vice President, General Counsel and Secretary of Sofamor Danek Group, Inc., a manufacturer of spinal implants and cranial navigation systems used in neurosurgery, before its acquisition in 1999 by Medtronic. Mr. Phillips serves on the advisory boards of several privately-held companies. Mr. Phillips brings to ERT his extensive background as legal counselor to businesses in the health care industry, including his service as General Counsel of Sofamor Danek Group. Inc., a leading medical technology company, and his membership on the boards of a number of private European and U.S. businesses. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Phillips should continue to serve as one of our directors.

Mr. Scheppmann has served on our board of directors since January 2006. Since September 2007, Mr. Scheppmann has served as Executive Vice President and Chief Financial Officer of Teradata Corporation, a data warehousing and enterprise analytics company. From May 2006 until May 2007, he served as Executive Vice President and Chief Financial Officer for Per-Se Technologies, Inc., a healthcare business services and information technology company and a wholly-owned subsidiary of McKesson Corporation. From May 2000 to May 2006, Mr. Scheppmann served as Executive Vice President and Chief Financial Officer for NOVA Information Systems, Inc., a leading electronics payments processing company. Mr. Scheppmann brings to ERT his extensive experience as Chief Financial Officer and board member for several healthcare and high-tech businesses. For these reasons, in addition to his past service as a director of ERT and the fact that he is an independent director, Mr. Scheppmann should continue to serve as one of our directors.

There are no family relationships among our directors, our director nominees and our executive officers.

CORPORATE GOVERNANCE MATTERS

Our Board of Directors and Its Committees

General

Our board of directors is comprised of eight members, six of whom are independent directors. See “— Director Independence” for further information. The independent directors are as follows: Sheldon M. Bonovitz, Michael F. DeMane, Gerald A. Faich, MD, MPH, Elam M. Hitchner, Stephen S. Phillips and Stephen M. Scheppmann. The other two directors are Michael J. McKelvey, Ph.D, our current President and Chief Executive Officer, and Joel Morganroth, MD, our Chief Scientific Officer who currently serves as chairman of our board.

Dr. Morganroth serves as the chairman of our board of directors and Dr. McKelvey serves as our Chief Executive Officer. Our board of directors separated these positions when Dr. Morganroth stepped down as our Chief Executive Officer in 2001. The board determined that Dr. Morganroth should concentrate his efforts on board leadership and scientific developments and vision while our Chief Executive Officer would develop and implement our business plan. Because Dr. Morganroth is not independent in accordance with Nasdaq Rule 5605(a)(2), the board, at the recommendation of the governance and nominating committee, appointed Mr. Hitchner to the role of lead independent director effective immediately following our annual meeting on April 28, 2010. Among other things, our lead independent director will be responsible for working with our chairman in support of the management, development and effective functioning of our board. In addition, our lead independent director will be responsible for coordinating the board and management’s roles in corporate governance and stockholder relations and will be responsible for relationships between management and our board. Our lead independent director shall have specific responsibilities as set forth by the governance and nominating committee. Our governance and nominating committee may modify or expand our lead independent director’s duties and responsibilities from time to time.

Our Chief Executive Officer reports directly to the board of directors and is responsible for the day-to-day management of our Company, including all material risks. In addition to reporting to our Chief Executive Officer, our Chief Financial Officer reports directly to our audit committee and is responsible for day-to-day financial and compliance risk management. Our audit committee is responsible for oversight of financial and compliance risk management and obtains information through discussions with our Chief Financial Officer at each meeting. In addition, both our board and audit committee discuss risk with our independent registered public accountants prior to and at the conclusion of the annual audit of financial statements. Our compensation committee is responsible for the oversight of risk related to our compensation plans and arrangements. Our governance and nominating committee is responsible for oversight of risk associated with board independence, conflicts of interest and other corporate governance matters. Our board plays a role in the oversight of overall risk through discussions with our Chief Executive Officer and Chief Financial Officer at each board meeting and through reports from the committees of our board on the risk assessments in their respective areas of responsibility. In addition, Dr. Morganroth and

Dr. McKelvey both serve on our executive management team as well as on our board of directors. In these capacities, they meet with our executive management team on a regular basis to facilitate the exchange of information regarding material risks and report such information directly to the board. Our board believes its structure allows for a free exchange of important information concerning the risks relevant to our Company.

Our board of directors held a total of eight meetings during 2009, and our independent directors met in executive session at the five regularly scheduled meetings. Each director attended more than 75% of the meetings of our board of directors and of any committee of which he was a member. Our board has not adopted a formal policy regarding board member attendance at our annual meeting of stockholders, but our board highly encourages all board members to attend such meetings. In April 2009, all members of our board standing for reelection or continuing in office were present at the annual meeting of stockholders.

Our board of directors has a compensation committee, an audit committee and a governance and nominating committee.

Compensation Committee

Our compensation committee is currently composed of three members of our board of directors, all of whom, in the judgment of our board, (i) are independent in accordance with Rule 5605(a)(2) of the listing standards of Nasdaq; (ii) are “Non-employee Directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our compensation committee is primarily responsible for determining or making recommendations to our board of directors regarding the compensation payable to our executive officers and directors. In addition, our compensation committee is responsible for making recommendations to our board of directors regarding additions, deletions and alterations with respect to the various employee benefit plans and other fringe benefits that we provide. Our compensation committee also is primarily responsible for administering our equity compensation plans and making determinations or recommendations to our board of directors with respect to awards of equity compensation to our employees and the terms and conditions on which the equity compensation is awarded. See “Executive Compensation — Compensation Discussion and Analysis” for further information. Our compensation committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board of directors and made available on our website at www.ERT.com. Our compensation committee, which currently consists of Messrs. Bonovitz, Hitchner and Phillips, held eight meetings during 2009. Mr. Hitchner serves as chairman of our compensation committee.

Audit Committee

Our audit committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is currently composed of three members of our board of directors, all of whom, in the judgment of our board, are independent in accordance with Rule 5605(a)(2) of the Nasdaq listing standards and satisfy the criteria in Rule 5605(c)(2) of the Nasdaq listing standards. Our audit committee is primarily responsible for engaging and approving the services performed by our independent registered public accountants and reviewing and evaluating our accounting principles and reporting practices and its system of internal accounting controls. Our audit committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board of directors and made available on our website at www.ERT.com. Our audit committee, which currently consists of Messrs. DeMane, Hitchner and Scheppmann, held nine meetings during 2009. Messrs. Scheppmann has been determined by our board of directors to be an “audit committee financial expert” as defined in Item 407 of Regulation S-K. Mr. Scheppmann serves as the chairman of our audit committee.

Governance and Nominating Committee

Our governance and nominating committee is currently composed of four members of our board of directors, all of whom, in the judgment of our board, are independent in accordance with Rule 5605(a)(2) of the Nasdaq listing standards. Our governance and nominating committee is primarily responsible for recommending to our board governance policies for our Company, the appropriate size, function and needs of our board to perform that governance and qualified candidates for our board. Our governance and nominating committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board and made available on our website at www.ERT.com. Our governance and nominating committee, which currently consists of Messrs. Bonovitz, Hitchner and Phillips and Dr. Faich, held four meetings during 2009. Mr. Phillips serves as chairman of our governance and nominating committee.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Bonovitz, Hitchner and Phillips all served on our compensation committee. None of these individuals is a current or former officer or employee of our Company or any of our subsidiaries, nor had they had any other relationship requiring disclosure by us under Item 404 of Regulation S-K.

Director Independence

Our board recognizes the importance of director independence. We are subject to the listing standards of Nasdaq, which require that a majority of our directors be independent. Under the Nasdaq listing standards, a director is independent if he is not an executive officer or employee of our Company and does not have any relationship that, in the opinion of our board of directors, would interfere with his exercise of independent judgment in carrying out his responsibilities as a director. The listing standards also identify a variety of relationships that, if they exist, prevent a director from being considered independent.

Our board has determined that six of our eight directors are independent under these standards. The independent directors are as follows: Sheldon M. Bonovitz, Michael F. DeMane, Gerald A. Faich, MD, MPH, Elam M. Hitchner, Stephen S. Phillips and Stephen M. Scheppmann. The other two directors are Michael J. McKelvey, Ph.D, our current President and Chief Executive Officer, and Joel Morganroth, MD, our Chief Scientific Officer who currently serves as chairman of our board. In making the determination of independence, we considered Mr. Bonovitz’s status during 2009 as Chairman Emeritus of and counsel to the law firm of Duane Morris LLP, which performs legal services for us, but concluded that this relationship did not interfere with his exercise of independent judgment. In addition, each of the directors serving on the audit, compensation and governance and nominating committees is one of the independent directors noted above.

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Directors have an affirmative obligation to notify our board of any material changes in their relationships, which may affect their independence status as determined by our board. The obligation encompasses all relationships between directors and us or members of senior management and their affiliates.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to our Chief Executive Officer, Chief Financial Officer (who serves as our principal financial and principal accounting officer) and other employees and directors. The Code of Ethics and Business Conduct is available on our website at www.ERT.com. We intend to post amendments to or waivers of our Code of Ethics and Business Conduct, to the extent applicable to our Chief Executive Officer and Chief Financial Officer, at that location on our website.

Stockholder Communications with our Board of Directors

Stockholders who wish to communicate with our board of directors or with a particular director may send a letter to our secretary at eResearchTechnology, Inc., 1818 Market Street, Philadelphia, PA 19103 or post a question via www.ethicspoint.com. Any communication should clearly specify that it is intended to be made to the entire board of directors or to one or more particular director(s). Our audit committee reviews all such correspondence submitted via www.ethicspoint.com. Our secretary reviews all other correspondence and will forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of our board of directors or committees thereof or that he otherwise determines requires their attention. If there is a question regarding an item of correspondence and the distribution of the communication to a member of our board, the secretary will consult with the chairman of our board or the chairman of the applicable committee to establish the appropriate distribution. Directors may at any time review a log of all correspondence received by us that is addressed to members of our board of directors and request copies of any such correspondence. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of the chairman of our audit committee and handled in accordance with procedures established by our audit committee with respect to such matters. A copy of our audit committee’s procedures for the submission and handling of complaints or concerns regarding accounting, internal accounting controls or auditing matters is available within our Code of Ethics and Business Conduct on our website at www.ERT.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis focuses on the 2009 compensation of the individuals who served as our principal executive and financial officers during 2009, together with our three other most highly compensated executive officers. Throughout this proxy statement, we refer to these individuals as our named executive officers. You should read this discussion and analysis together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our Compensation Philosophy

Our compensation philosophy was developed to balance and align the goals of executive management and our stockholders. The program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase stockholder value, while at the same time making the most efficient use of stockholder resources. To this end, the compensation philosophy puts a strong emphasis on pay for performance, to correlate the long-term growth of stockholder value with management’s most significant compensation opportunities.

Review of External Data

Periodically, as part of the annual review of compensation, we have engaged third party compensation consulting firms to establish guidelines for our executive officers. During 2006, the compensation committee engaged Mercer Human Resource Consulting LLC (“Mercer”), an outside global human resources consulting firm, to review our executive officer compensation policies and the material terms of the related employment agreements. Mercer compared the compensation of our executive officers with two different sources: (1) an established group of peer companies using publicly available proxy statement data to measure compensation value that Mercer developed for the purpose of this survey, and (2) an analysis of broader published survey data based on functional responsibility. The companies Mercer included in our peer group were:

• Advisory Board Co.	• PDI Inc
• Albany Molecular Research Inc.	• Phase Forward Inc.
• Alfacell Corp	• PRA International
• Bio Imaging Technologies, Inc.	• SYMYX Technologies Inc.
• Bio Reference Labs	• Tripos Inc.
• Kendle International, Inc.	• Vital Images Inc.

These 12 public contract research organizations and other companies had sales, net profit margins and market values in similar ranges to ours for 2006 and represent companies with whom we might compete for executive employees.

Mercer developed the survey data using two proprietary databases (the Mercer Americas Executive Remuneration Database and the Watson Wyatt Data Services Report on Top Management) and a library of published compensation sources, from which it compiled comparative compensation data for each of our named executive officers. For purposes of this discussion, we refer to the data Mercer developed from its review of the peer group compensation information and the survey data as market data.

Mercer reviewed the publicly available proxy data for our peer group to compare the compensation of our executive officers to their individual respective peers in the peer group. Mercer also used the survey data to make compensation comparisons for each executive in the study. In each case, Mercer analyzed the compensation elements that comprise the primary components of the compensation for our named executive officers as discussed further below: base salary, short-term non-equity incentive compensation (which, together with base salary, Mercer refers to as total cash compensation) and long-term equity incentives. Mercer analyzed this data for the three-year period 2003 to 2005 using the following financial metrics: sales percent change, EBITDA growth, return on invested capital, gross profit margin and total stockholder return. Mercer collected this data at the 25th, 50th and 75th percentiles and compared the officer positions to survey positions based upon similar position responsibilities. Where necessary, Mercer made adjustments to the market data to account for differences in the complexity and scope of our comparable executive officer’s position. Mercer advised us that these adjustments were consistent with its typical practice.

The results of both of these analyses indicated that, in 2007, our executive officers were generally in the range between the median and the 75th percentile of our peer group with respect to total cash compensation. For the peer group review, most executive officers were above the median but below the 75th percentile. For the survey data, the target total cash compensation was generally above the 75% target, with two positions — the president and chief executive officer and the executive vice president and chief financial officer — being below the 75% target. In addition, Mercer reported that the compensation of our executive officers was comparable at the same percentile level when normalized for the financial metrics presented above. Based on these results, our compensation committee concluded that the total cash compensation of our named executive officers was competitive with our peer group.

The information provided during this process helped establish guidelines for compensation within the performance levels of our company. For 2007, our compensation committee relied upon the prior Mercer analysis to conclude that no adjustments to compensation levels were necessary to respond to market conditions. Based on its conversations with representatives of Mercer and our chief executive officer, our compensation committee concluded that the Mercer analysis performed for 2007 compensation was sufficiently current and that it did not need further detailed analysis of our executive officer compensation to assist in establishing 2008 and 2009 executive compensation.

As the compensation committee was establishing 2009 compensation in late 2008, the global economy was beginning to slow down considerably and pharmaceutical, CRO and biotech industries that we serve began curtailing expenditures on research and development resulting in postponements and cancellations of scheduled clinical trials. As a result of the general economic slowdown, a number of companies announced that 2009 compensation would remain flat or have minor upward adjustments. Because of the uncertainty in the compensation area generally, the compensation committee retained Exequity, LLP (“Exequity”), independent board and management advisors, to advise the committee as to the current compensation practices for 2009 salary, bonus and long-term incentive programs. Based on the advice received from Exequity on general compensation developments and taking into consideration our results of operations in 2008, we set compensation levels for our named executive officers for 2009 at levels consistent with 2008 compensation, with an increase commensurate with our performance and the performance of the individual executive officer and providing a cost of living adjustment.

Elements of Our Compensation Program

In 2009, the basic components of named executive officer compensation continued to consist of base salary, a cash incentive bonus plan with both Company and individual performance objectives and long-term incentives in the form of stock options. Dr. Morganroth’s compensation included each of these components. In addition, Dr. Morganroth’s professional corporation received consulting fees relating to Dr. Morganroth’s initiation of a company consulting practice through the transition of his historic consulting services to our Company. For more information on specific compensation elements for each named executive officer see “— Compensation of our Named Executive Officers” below.

The relative weighting of each of the three basic components is designed to reward both short-term and long-term performance. Excluding Dr. Morganroth’s consulting fees, base salary for 2009 represented approximately 45% to 59% of total compensation, the cash incentive plan component for 2009 represented approximately 8% to 20% of total compensation, and the long-term equity component for 2009 represented approximately 20% to 42% of total annual compensation.

Total Cash Compensation. This is a combination of both base salary plus annual cash incentives, and, in limited circumstances, bonus payments. We face competition for qualified employees, and our compensation committee believes it is important that executive officer compensation levels be competitive with contract research organizations and other comparable companies. The total cash compensation is based upon the outcome of the various elements of the collection of external data described above.

In 2009, we continued to offer a cash incentive compensation program permitting our executive officers to earn cash bonuses based on achieving targeted financial goals as well as individual performance. We designed this program to reward participants for achieving financial, operating and individual goals that are key to the success of our business and aligned with the near- and long-term interests of our stockholders. Based on recommendations of management, the compensation committee established targeted financial goals which were believed to be aggressive given the deterioration in general economic conditions and the developing uncertainty in our market. However, to assure flexibility, provide appropriate cash incentives and reward performance under these circumstances, the compensation committee increased the portion of the cash incentive compensation program related to individual goals for our executive officers from 20% in 2008 to between 25% and 40% for 2009, with the exception of Dr. Morganroth, who did not have individual goals as part of his incentive compensation program. Each executive officer was eligible to participate in the program.

At the beginning of each fiscal year, our board, at the recommendation of the compensation committee, working with our chief executive officer, sets the quantitative performance goals under our cash incentive compensation plan, sets goals for individual performance and finalizes each participant’s bonus opportunity. For 2009, we set the cash incentive compensation opportunities for all of our named executive officers, with the exception of Dr. McKelvey, at 50% of base salary based on the market data described above and at the recommendation of our chief executive officer, with which our compensation committee concurred. Dr. McKelvey’s cash incentive compensation opportunity was set at 75% of base salary. Each named executive officer had the potential to achieve between 50% and 150% of his or her cash incentive compensation opportunity noted in the table below that is allocable to each quantitative performance target category, based on the extent to which we achieved the various specified targets. The quantitative performance targets, as described below, included revenues, net income and contract bookings targets. In addition each named executive officer had the potential to achieve between 0% and 100% of the cash incentive compensation opportunity noted in the table below that is allocable to individual performance, depending upon the extent to which each individual achieved his or her specific performance goals.

We identified revenues and net income as the primary quantitative performance targets because these were the two key measures which would influence our financial performance and on which we wanted our named executive officers to focus. Given the importance of managing our business to the bottom line profit goals, we gave greater weight to the net income target than to the revenue target. For 2009, the revenue target was $130.0 million and the net income target was $24.9 million, but we did not achieve the minimum revenue or net income targets under the plan and thus no bonuses were paid with respect to these two performance targets. In addition, for each named executive officer, with the exception of Dr. Morganroth, 25% to 40% of the bonus opportunity was tied to individual performance objectives. These individual performance objectives generally included up to four specific objectives based on the officer’s area of responsibility as well as a subjective assessment of the officer’s overall performance. For executives with responsibilities which involve selling efforts, including Dr. Litwin, a portion of their bonus was tied to the achievement of predetermined contract revenue targets (“Contract Targets”).

The following table summarizes the bonus opportunity and related performance targets we set in 2009 for each of our named executive officers:

		Percentage of Bonus Opportunity Based On
	Bonus		Net	Contract	Individual
Name	Opportunity	Revenues	Income	Targets	Performance

Michael J. McKelvev, Ph.D	$386,250	15%	45%	—	40%
Keith D. Schneck	149,350	15	45	—	40
Joel Morganroth, M.D	101,378	30	70	—	—
Jeffrey S. Litwin, M.D	140,595	15	40	20%	25
Amy Furlong	129,470	15	45	—	40

We establish financial and operating performance targets that we believe are reasonably attainable based on information available to us when the targets are approved. If our named executive officers and we perform as we expect, we anticipate that participants will achieve 100% of their bonus opportunity. Bonuses are payable based on the extent to which targets are achieved. Bonuses are normally payable within ninety days after the end of the year in which the bonuses are earned. Our compensation committee retains the discretion to adjust the amount of any bonus paid under the plan, regardless of the extent to which any of the performance targets is achieved.

Dr. Litwin and Dr. Morganroth were entitled to additional compensation, which is not included in the discussion or table above. Dr. Morganroth’s professional corporation was entitled to an 80% share of the net amounts billed by the ERT Consulting Group for Dr. Morganroth’s services to our customers and additional bonuses as may be determined at the discretion of the Board of Directors. Dr. Litwin was entitled to an additional bonus equal to 10% of the gross profits (defined as revenue less direct payments made to providers of consulting) of the ERT Consulting Group, up to a maximum bonus of $70,000, annually. For more information on specific compensation elements for each named executive officer see “— Compensation of our Named Executive Officers” below.

Long-Term Incentive in Form of Stock Options.  Our compensation committee believes that appropriate management ownership of our stock is an effective tool to assist in the process of building stockholder value. Additionally, we use this compensation tool to assist in aligning the interests of management and our stockholders. Our compensation committee has used stock options, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased share price. However, equity-based compensation may also include stock appreciation rights, restricted stock, restricted stock units or other long term performance awards as permitted by the Amended and Restated 2003 Equity Incentive Plan. Equity awards are typically approved in February of each year, with the grant date historically having been set as the second business day following our announcement of results of operations for the preceding year in order to make sure that the exercise price takes into account any impact of the public disclosure of information regarding our results of operations for the prior year. In addition, new executive officers may receive a grant of long-term equity incentives as part of their negotiated compensation package. Options are granted at a per share exercise price equal to the market price of our common stock on the date of grant. All options typically become exercisable over four years, in equal annual increments beginning one year after the date of grant, contingent upon the officer’s continued employment with us. Awards of restricted stock typically have similar terms for the lapse of restrictions applicable to those shares.

Existing Equity Compensation Plans

The following table presents certain information as of December 31, 2009 regarding our equity compensation plans:

	Number of securities to be	Weighted-average
	issued upon exercise of	exercise price of	Number of securities
	outstanding options,	outstanding options,	remaining available for
Plan Category	warrants and rights	warrants and rights	future issuance

Equity compensation plans approved by security holders	4,406,606	$9.62	2,288,755	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	4,406,606	$9.62	2,288,755

(1)	Subsequent to December 31, 2009, the compensation committee granted additional equity awards such that, as of the date of this proxy statement, 1,438,778 shares remain available for future issuance under our plans.

Other Benefits.  Our named executive officers also participated in benefit programs in which all of our employees, or all employees in certain categories of employees that included our named executive officers, were eligible to participate. All employees in the United States were eligible to participate in the 401K Retirement Savings Plan (the “401K Plan”). The 401K Plan is a tax-qualified retirement savings plan pursuant to which all United States-based employees were able to contribute the lesser of up to 25%, or in the case of highly compensated employees, which would include all of our named executive officers, up to 9% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401K Plan on a before-tax basis. We matched 50% of the first 6% of pay that was contributed to the 401K Plan. Except for Dr. Morganroth, all of our named executive officers participated in the 401K Plan. All employee contributions to the 401K Plan vested immediately upon contribution and all Company matching contributions vest at a rate of 25% for each year of employment after the first full year of employment, such that 100% of the matching component is vested after five years of service with us. All employees at the level of vice president and higher, which included all of our named executive officers, received a monthly car allowance of $770 per month except for Dr. McKelvey and Dr. Morganroth, who each received a monthly car allowance of $1,000. All employees are offered life insurance at two times their respective salary, up to a maximum of $450,000, for which we pay the premium which, in 2009, amounted to an average of $0.095 per month per $1,000 of coverage for each employee. All employees are offered long-term disability insurance at 60% of monthly salary up to a maximum benefit of $10,000, for which we pay the premium which, in 2009 amounted to an average of $0.165 per $100 of monthly salary. All employees are offered short-term disability insurance at 60% of weekly salary up to a maximum benefit of $2,000, for which we pay 55% of the premium, except for Dr. Litwin for whom we pay 100% of the premium. In 2009, these payments amounted to $0.122 per month per $10 of coverage or, for Dr. Litwin, $0.221 per month per $10 of coverage. All employees are offered health insurance for which we pay a portion of the premium. We have entered into employment agreements with all of our executive officers which include change of control and severance payments under certain circumstances that are designed to promote stability and continuity of senior management. For further information regarding amounts paid or payable under such agreements for the named executive officers, see “— Potential Payments Upon Termination or Change of Control.”

The Role of Our Compensation Committee and Chief Executive Officer

The compensation committee of our board of directors has the authority to determine, but may also recommend to our board for a final decision, the compensation for our executive officers, including our named executive officers. Our compensation committee also makes recommendations to our board of directors concerning compensation and benefit policies for our Company. In establishing or recommending compensation levels and policy, it is the belief of our compensation committee and our board that the most effective compensation program is one that provides executives competitive base salaries and significant incentives to achieve both current and long-term strategic business goals.

Both our chief executive officer and our compensation committee have utilized outside compensation consultants to assist in establishing base-lines for salary, bonuses and non-cash compensation for the executive officers. See “— Review of External Data” for more information about the role of compensation consultants in developing our compensation programs. Our chief executive officer annually reviews the performance of each named executive officer (other than his performance and that of our chairman and chief scientific officer, which are reviewed by our compensation committee). Our chief executive officer presents his conclusions and recommendations based on these reviews, including his proposed salary adjustments, incentive compensation and annual equity award amounts, to our compensation committee. After our compensation committee reviews the recommendations with the chief executive officer, our compensation committee exercises its discretion in accepting or modifying any recommended adjustments or awards to executives and either makes a final determination regarding the compensation of our executive officers or delivers its recommendations to our board for final determination.

The aforementioned process generally is performed annually in the November through February time frame. Toward the end of this time-frame, our compensation committee also assesses the extent to which the performance objectives under the bonus plan have been achieved for the prior year and either determines or makes a recommendation to the board with respect to the bonus to be paid, if any, for the prior year. As part of this process, the compensation committee reviews the extent to which our chief executive officer achieved his individual performance goals, and our chief executive officer reports to our compensation committee on the extent to which our other named executive officers achieved their respective individual performance goals.

After our compensation committee makes its final decisions with respect to salary, bonus and non-cash compensation recommendations, it presents them for our board’s consideration at the February board meeting. Salary adjustments approved in February are generally made retroactive to January first of the year of the meeting.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based which, for purposes of Section 162(m), does not include the consulting fees we pay to Dr. Morganroth’s professional corporation that are included in his total compensation for purposes of this compensation discussion and analysis. Non-performance-based compensation paid to our executive officers for 2009 did not exceed the $1,000,000 limit per officer, and our compensation committee does not anticipate that the non-performance-based compensation to be paid to our executive officers in the foreseeable future will exceed that limit.

Compensation Committee Report

Our compensation committee has reviewed and discussed the compensation discussion and analysis that appears under the caption “Executive Compensation — Compensation Discussion and Analysis” with management and, based on such review and discussions, our compensation committee recommended to our board that the disclosure set forth above under the caption “Executive Compensation — Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2009.

This report of our compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other ERT filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Elam M. Hitchner (Chair)
Sheldon M. Bonovitz
Stephen S. Phillips

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007.

				Option	Non-Equity	All Other
Name and		Salary	Bonus	Awards	Incentive Plan	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)	($)		($)

Michael J. McKelvey, Ph.D	2009	$515,000	$—	$479,408	$95,000	$57,737	(2)	$1,147,145
President and Chief	2008	$500,000	$—	$523,578	$414,831	$55,963		$1,494,372
Executive Officer	2007	$370,000	$—	$166,855	$137,335	$57,391		$731,581
Keith D. Schneck	2009	$298,700	$—	$159,803	$47,500	$28,329	(3)	$534,332
Executive Vice President	2008	$117,115	$—	$568,480	$64,777	$10,139		$760,511
and Chief Financial Officer	2007	$—	$—	$—	$—	$—		$—
Joel Morganroth, MD	2009	$202,757	$—	$149,149	$—	$1,334,788	(4)	$1,686,694
Chairman of the Board	2008	$196,851	$—	$142,794	$110,069	$1,659,966		$2,109,680
and Chief Scientific Officer	2007	$189,280	$—	$100,113	$70,256	$1,426,192		$1,785,841
Jeffrey S. Litwin, MD	2009	$281,190	$—	$106,535	$102,500	$30,496	(3)	$520,721
Executive Vice President	2008	$273,000	$—	$118,995	$202,017	$31,833		$625,845
and Chief Medical Officer	2007	$260,000	$—	$66,742	$101,541	$30,473		$458,756
Amy Furlong	2009	$258,940	$—	$106,535	$47,500	$24,483	(3)	$437,458
Executive Vice President,	2008	$242,000	$—	$154,694	$133,852	$24,507		$555,053
Cardiac Safety Operations	2007	$220,000	$—	$66,742	$81,659	$17,980		$386,381

(1)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718. Amounts for 2007 and 2008 have been recomputed under the same methodology in accordance with the SEC rules. See note 1 to our consolidated financial statements included in the 2009 annual report on Form 10-K for more information about our accounting for stock-based compensation arrangements, including the assumptions made in valuing such option awards.

(2)	Represents the sum of our 401K Plan contributions and the dollar value of the insurance premiums and the automobile allowance we paid and the $26,811 that we paid for Dr. McKelvey’s travel and accommodations while working in the Philadelphia office.

(3)	Represents the sum of our 401K Plan contributions and the dollar value of the insurance premiums, the automobile allowance and parking we paid.

(4)	Represents the sum of the dollar value of the insurance premiums, the automobile allowance and parking we paid and the $1,320,300 in consulting fees we paid to Dr. Morganroth’s wholly-owned professional corporation in accordance with our consulting agreement. See “Related Party Transactions” and note 10 to our consolidated financial statements included in the 2009 Annual Report on Form 10-K for more information about the consulting agreement.

Grants of Plan Based Awards

The table below provides certain information with respect to stock options granted to our named executive officers during 2009.

				All Other
				Option
				Awards:		Grant Date
				Number of	Exercise or	Fair Value of
				Securities	Base Price of	Stock and
				Underlying	Option Awards	Option
Name	Grant Date	Action Date		Options (#)(2)	($/sh)	Awards ($)

Michael J. McKelvey, Ph.D	3/2/2009	2/24/2009	(1)	225,000	$4.60	$479,408
Keith D. Schneck	3/2/2009	2/24/2009	(1)	75,000	$4.60	$159,803
Joel Morganroth, MD	3/2/2009	2/24/2009	(1)	70,000	$4.60	$149,149
Jeffrey S. Litwin, MD	3/2/2009	2/24/2009	(1)	50,000	$4.60	$106,535
Amy Furlong	3/2/2009	2/24/2009	(1)	50,000	$4.60	$106,535

(1)	The action date represents the date that the compensation committee approved the option grants. The grant date was two business days after our release of our 2008 results of operation and 2009 financial guidance. See “-Compensation Discussion and Analysis — Components of Our Compensation Program — Long-Term Incentives in Form of Stock Options.”

(2)	All stock option awards were made under the terms of our Amended and Restated 2003 Equity Incentive Plan. All options become exercisable over four years, in equal annual increments beginning one year after the date of grant. The vesting of all options are contingent upon the officer’s continued employment with us, subject to acceleration under certain circumstances in accordance with the terms of the named executive officer’s employment agreement or as determined by our compensation committee as authorized under the plan. The options expire seven years following the date of the grant or 90 days from the date the executive terminates employment.

Compensation of Our Named Executive Officers

As described above, the core components of 2009 compensation for each of our named executive officers consisted of base salary, cash incentive bonus and long-term incentive equity awards. The level for each of these components was determined by our compensation committee consistent with the principles described in this Compensation Discussion and Analysis.

Dr. McKelvey was our President and Chief Executive Officer for the year ended December 31, 2009. At the beginning of the year, Dr. McKelvey received a discretionary increase of 3.0% from his 2008 salary which increased his 2009 salary to $515,000. This increase was based upon a review of the market data which indicated Dr. McKelvey’s base salary was significantly below the 75th percentile and Dr. McKelvey’s performance during 2008 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2009, Dr. McKelvey received a bonus of $95,000 based upon the achievement of his individual performance objectives, which included reviewing and making recommendations regarding potential expansion opportunities, growing our electronic patient reporting outcome business, implementing programs to increase centralization of ECGs in clinical trials and executing plans to enhance our information technology infrastructure. Additionally, also based upon the compensation committee’s and the board’s review of the market data and his performance, we awarded Dr. McKelvey a grant of 225,000 stock options valued at $2.13 per share, or a total of $479,408 at the time of the grant based upon the Black-Scholes valuation method.

Mr. Schneck was our Executive Vice President and Chief Financial Officer for the year ended December 31, 2009. At the beginning of the year, Mr. Schneck received a discretionary increase of 3.0% from his 2008 salary which increased his 2009 salary to $298,700. This increase was based upon a review of the market data and Mr. Schneck’s performance during 2008 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2009, Mr. Schneck received a bonus of $47,500 based upon the achievement of his individual performance objectives, which included enhancing the tax efficiency and cash flow of our operations, improving investor relations, implementing improvements to our billing systems and finance/

accounting expenses and continuing to improve our planning and forecasting processes. Also based upon the compensation committee and the board’s review of the market data and his performance, we awarded Mr. Schneck a grant of 75,000 stock options valued at $2.13 per share, or a total of $159,803 at the time of the grant based upon the Black-Scholes valuation method.

Dr. Morganroth was the chairman of our board and our Chief Scientific Officer for the year ended December 31, 2009. At the beginning of the year, Dr. Morganroth received a discretionary increase of 3.0% from his 2008 salary which increased his 2009 salary to $202,757. In addition, Dr. Morganroth received a stock option grant of 70,000 stock options valued at $2.13 per share, or a total of $149,149 at the time of the grant based upon the Black-Scholes valuation method. In addition, in 2008, we entered into a new consulting agreement with Joel Morganroth, MD, P.C., a professional corporation owned by Dr. Morganroth. Certain of our diagnostic testing and clinical research contracts require that specified medical professional services be provided. We retained Dr. Morganroth’s professional corporation to provide these and other services related to the successful operation, marketing and business development of our Cardiac Safety division, including the development of a new consulting product line, which was initially based on the transfer of substantially all of the consulting work previously done by Dr. Morganroth under his professional corporation. We paid the corporation 80% of the net amounts billed by the ERT Consulting Group for Dr. Morganroth’s services to our customers. The professional corporation received a total of $1,320,300 in fees under this agreement during 2009. The basis for this compensation was historical consideration for the efforts that Dr. Morganroth provides to our sales and business development organizations and the transfer of his historical consulting clientele to our new consulting business. Dr. Morganroth is an important part of our efforts to market our services to our various clients, and his consultative skills and reputation in the marketplace are important factors in our ability to win new contracts and retain existing clients.

Dr. Litwin was our Chief Medical Officer for the year ended December 31, 2009. At the beginning of the year, Dr. Litwin received a discretionary increase of 3.0% from his 2008 salary which increased his 2009 salary to $281,190. This increase was based upon a review of the market data and Dr. Litwin’s performance during 2008 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2009, Dr. Litwin received a bonus of $32,500 based upon the achievement of his individual performance objectives, which included continuing to improve our quality audit and management systems, participating in our expanded sales and marketing initiatives by representing the Company at meetings, conferences and similar events and improving the profitability of our consulting group. Additionally, he received a bonus of $70,000 based on our 2009 consulting profits. Also based upon the compensation committee and the board’s review of the market data and his performance, we awarded Dr. Litwin a grant of 50,000 stock options valued at $2.13 per share, or a total of $106,535 at the time of the grant based upon the Black-Scholes valuation method.

Ms. Furlong was our Executive Vice President, Cardiac Safety Operations for the year ended December 31, 2009. At the beginning of the year, Ms. Furlong received a discretionary increase of 7.0% from her 2008 salary which increased her 2009 salary to $258,940. This increase was based upon a review of the market data and Ms. Furlong’s performance during 2008 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2009, Ms. Furlong received a bonus of $47,500 based upon the achievement of her individual performance objectives, which included increasing centralization of ECGs in clinical trials, improving our project assurance methodology, reviewing call center efficiencies and implementing technology solutions to streamline internal efficiency and increase quality service to clients. Also based upon the compensation committee’s and the board’s review of the market data and her performance, we awarded Ms. Furlong a grant of 50,000 stock options valued at $2.13 per share, or a total of $106,535 at the time of the grant based upon the Black-Scholes valuation method.

Impact of Compensation Policies on Risk Management

Our compensation committee reviewed our compensation policies and practices for our employees and concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Outstanding Equity Awards at Fiscal Year-End

The table below provides certain information with respect to stock options held by our named executive officers at December 31, 2009.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options (#)	Options (#)	Exercise	Option
Name	Exercisable	Unexercisable(1)	Price ($/sh)	Expiration Date

Michael J. McKelvey, Ph.D	112,500	37,500	$8.51	6/23/2013
	25,000	25,000	$7.41	2/23/2014
	35,000	75,000	$12.00	2/28/2015
	—	225,000	$4.60	3/2/2016
Keith D. Schneck	25,000	75,000	$14.52	7/28/2018
	—	75,000	$4.60	3/2/2016
Joel Morganroth, MD	90,000	—	$6.29	4/22/2013
	37,500	—	$22.09	2/9/2014
	30,000	—	$15.46	2/14/2012
	22,500	7,500	$14.70	2/10/2013
	15,000	15,000	$7.41	2/23/2014
	7,500	22,500	$12.00	2/28/2015
	—	70,000	$4.60	3/2/2016
Jeffrey S. Litwin, MD	9,000	—	$1.02	3/5/2011
	73,750	—	$1.69	12/20/2011
	52,500	—	$6.29	4/22/2013
	27,001	—	$22.09	2/9/2014
	20,000	—	$15.46	2/14/2012
	15,000	5,000	$14.70	2/10/2013
	10,000	10,000	$7.41	2/23/2014
	6,250	18,750	$12.00	2/28/2015
	—	50,000	$4.60	3/2/2016
Amy Furlong	5,625	—	$3.01	7/23/2012
	11,250	—	$6.29	4/22/2013
	20,250	—	$22.09	2/9/2014
	20,000	—	$15.46	2/14/2012
	15,000	5,000	$14.70	2/10/2013
	10,000	10,000	$7.41	2/23/2014
	13,750	18,750	$12.00	2/28/2015
	—	50,000	$4.60	3/2/2016

(1)	All options become exercisable over four years, in equal annual increments beginning one year after the date of grant, with the exception of the grant of 10,000 options to Dr. McKelvey at $12.00 per share and 7,500 options to Ms. Furlong at $12.00 per share which became exercisable in full one year after the date of grant. The vesting of all options are contingent upon the officer’s continued employment with us, subject to acceleration under certain circumstances in accordance with the terms of the named executive officer’s employment agreement or as determined by our compensation committee as authorized under the Amended and Restated 2003 Equity Incentive Plan.

Option Exercises

The following table provides certain information with respect to stock options exercised by our named executive officers during 2009.

Option Awards
Number of Shares
	Acquired	Value Realized
Name	On Exercise (#)	on Exercise ($)(1)

Michael J. McKelvey, Ph.D	—	$—
Keith D. Schneck	—	$—
Joel Morganroth, MD	—	$—
Jeffrey S. Litwin, MD	12,250	$61,128
Amy Furlong	—	$—

(1)	Value realized equals the fair market value of the shares on the date of exercise less the exercise price.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of our named executive officers under which we may be obligated to pay certain severance and other benefits under certain circumstances following termination of employment or changes of control of our Company.

For the named executive officers, the agreements provide two potential benefits: one payable in connection with terminations upon death or disability or other than for cause, and one payable under certain circumstances in connection with a change of control of our Company.

Termination Upon Death or Disability or Other than For Cause.  If any such officer’s employment is terminated upon death or disability or other than for cause, he will be entitled to a lump sum cash payment equal to a percentage of his then-applicable base salary plus bonus, if any, together with continuation of benefits for a period specified in his agreement. Dr. Morganroth would be entitled to a payment equal to 2.6 times his base salary plus continuation of benefits for a period of 2.6 years. Dr. McKelvey and Mr. Schneck would be entitled to a payment equal to 100% of their respective base salaries and bonus plus continuation of benefits for a period of one year. Dr. Litwin and Ms. Furlong would be entitled to a payment equal to 50% of their respective base salaries and bonus plus continuation of benefits for a period of six months.

For purposes of these provisions, including the change of control benefits discussed below, “benefits” means our standard health, dental, disability, life and accident insurance benefits as in force at the time the benefit is calculated together with the executive’s automobile allowance. In addition, any bonus is calculated as if the executive’s entire bonus opportunity was achieved and then pro-rated based on the number of days of service during the applicable incentive period.

Change of Control.  Upon a change of control in our Company, the named executive officers are entitled to certain benefits only if one of three additional criteria is satisfied:

•	the executive is terminated other than for cause;

•	the executive resigns within 60 days after the change of control because neither we nor the other party to the change of control transaction (the “Buyer”) offers the executive a position with comparable responsibilities, authority, location and compensation; or

•	for each such executive other than Dr. McKelvey, the executive remains employed by us or the Buyer (or any of its divisions or subsidiaries) for one year after the change of control.

For purposes of these provisions, a change of control means any of the following:

•	a change of control of a nature that would be required to be reported in our proxy statement under the Exchange Act;

•	the approval by our board of directors of a sale, transfer or disposition of all or substantially all of our assets and business to an unrelated third party and the consummation thereof; or

•	the approval by our board of directors of any merger, consolidation or similar business combination or reorganization of our Company that, if consummated, would have the effect described in either the foregoing bullet points, and the consummation thereof.

Under those circumstances, each such executive would be entitled to a lump sum payment equal to a percentage of his salary and bonus, if any, plus continuation of benefits for a specified period of time and the acceleration of vesting for any stock options that were not otherwise exercisable. Dr. Morganroth’s employment agreement does not provide for a bonus; his benefit would be 2.6 times his base salary plus continuation of benefits for a period of six months. Dr. McKelvey would be entitled to a benefit equal to 100% of his base salary plus bonus plus continuation of benefits for a period of two years. Mr. Schneck would be entitled to a benefit equal to 100% of his base salary plus bonus plus continuation of benefits for a period of one year. Dr. Litwin and Ms. Furlong would be entitled to a benefit equal to 50% of their respective base salaries plus bonus plus continuation of benefits for a period of six months.

Conditions on Payment.  Each named executive officer’s agreement includes a customary confidentiality covenant that survives termination of service together with a one-year (two-year for Dr. Morganroth) noninterference and nonsolicitation covenant with respect to vendors, customers, suppliers, employees and agents of our Company and a one-year (two-year for Dr. Morganroth) covenant not to compete with us in the United States or in any foreign country in which any customer to which we are providing services or technology is located. Under the terms of the agreements, any breach of these covenants results in the forfeiture of any payments we may be obligated to make as described above after the occurrence of the breach.

Tabular Presentation

The table below reflects the amount of compensation to each of our named executive officers in the event they become entitled to the benefits described above. The amounts shown assume that they became entitled to such benefits effective as of December 31, 2009. The amounts shown also assume that the criteria for earning a change of control benefit were satisfied as of December 31, 2009.

		Acceleration of	Other Benefits
	Cash	Stock Options		401K Plan	Automobile
Name	Payment ($)	($)(1)	Insurance($)	Match ($)	Allowance ($)

Michael J. McKelvey, Ph.D
Termination on death,
disability or other than for cause	$901,250	$—	$12,155	$16,500	$12,000
Change of Control	$901,250	$317,250	$24,311	$16,500	$24,000
Keith D. Schneck
Termination on death,
disability or other than for cause	$448,050	$—	$12,155	$13,442	$9,240
Change of Control	$448,050	$105,750	$12,155	$13,442	$9,240
Joel Morganroth, MD
Termination on death,
disability or other than for cause	$527,168	$—	$2,754	$—	$31,200
Change of Control	$527,168	$98,700	$550	$—	$6,000
Jeffrey S. Litwin, MD
Termination on death,
disability or other than for cause	$210,893	$—	$6,197	$6,327	$4,620
Change of Control	$210,893	$70,500	$6,197	$6,327	$4,620
Amy Furlong
Termination on death,
disability or other than for cause	$194,205	$—	$4,064	$5,826	$4,620
Change of Control	$194,205	$70,500	$4,064	$5,826	$4,620

(1)	This value was calculated based on the difference between the closing price of the underlying stock at December 31, 2009 and the exercise price of the applicable stock option multiplied by the number of unvested options that first would have become exercisable on December 31, 2009 as a result of this benefit.

Director Compensation

We do not compensate any director who is either (a) one of our employees, (b) the beneficial owner of 10% or more of our outstanding common stock (a “Significant Holder”) or (c) a stockholder, member or partner of any entity which itself is a Significant Holder.

In 2008, the compensation committee engaged Hay Group to review our director compensation. As a result of Hay Group’s review, director compensation was increased effective April 2009. Prior to April 2009, each eligible director received a fee of $1,500 for each board meeting attended, $1,000 for each audit committee meeting attended and $500 for each compensation committee and governance and nominating committee meeting attended. Effective April 2009, each eligible director received a fee of $2,000 for each board meeting attended and $1,000 for each committee meeting attended. Also effective April 2009, we increased the annual retainer paid to each eligible director from $7,500 to $25,000, the additional annual retainer for the chairman of our audit committee from $4,000 to $10,000 and the additional annual retainers to the chairmen of our governance and nominating and our compensation committees from $1,500 to $5,000.

In 2009, each “outside director” (as defined), received an option grant to purchase 22,000 shares of common stock. Each director is also reimbursed for out-of-pocket expenses incurred in connection with attending meetings and providing other services as a director.

The table below summarizes the compensation paid by us to our directors who are not named executive officers for the fiscal year ended December 31, 2009.

Director Compensation

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name(1)	($)	($)(2)	($)

Sheldon M. Bonovitz	$50,625	$46,875	$97,500
Michael F. DeMane	$41,125	$46,875	$88,000
Gerald A. Faich, MD, MPH	$37,625	$46,875	$84,500
Elam M. Hitchner	$68,750	$46,875	$115,625
Stephen S. Phillips	$56,750	$46,875	$103,625
Stephen M. Scheppman	$51,625	$46,875	$98,500

(1)	Michael J. McKelvey, Ph.D, President and Chief Executive Officer, and Joel Morganroth, MD, our chairman of the board and Chief Scientific Officer, are not included in this table because they are employees and thus receive no compensation for their service as directors. All compensation received by Drs. McKelvey and Morganroth as employees of our Company and by Dr. Morganroth’s professional corporation pursuant to its consulting agreement with us is shown in the Summary Compensation Table. See “Executive Compensation — Summary Compensation Table.”

(2)	Reflects the aggregate grant date fair value in accordance with FASB ASC Topic 718. See note 1 to our consolidated financial statements included in the 2009 Annual Report on Form 10-K for more information about our accounting for stock-based compensation arrangements, including the assumptions made in valuing such option awards. As of December 31, 2009, each individual listed in the table had the following number of options outstanding: Sheldon M. Bonovitz-97,000; Michael F. DeMane-32,000; Gerald A. Faich, MD, MPH-67,000; Elam M. Hitchner-77,000; Stephen S. Phillips-122,000; and Stephen M. Scheppman-52,000.

RELATED PARTY TRANSACTIONS

Under the terms of the charter of our audit committee, we require prior audit committee approval of all related party transactions because we recognize that they present a heightened risk of conflicts of interest and can create the appearance of a conflict of interest. We review for items in which an employee may be a related party. Our Code of Ethics and Business Conduct defines related parties to include the following: an organization of which an employee of the company is an officer or partner; the employee is a beneficial owner of ten percent (10%) or more; any trust in which the employee has a substantial interest, or serves as a trustee or in a similar fiduciary capacity; and any immediate family member of an employee who may significantly influence or be influenced by a business transaction with an organization of which he or she is an officer, director or partner. Such proposed transactions require disclosure to and approval of an executive officer or director and the audit committee. The audit committee reviews for related party transactions at each of its quarterly meetings.

Certain of our diagnostic testing and clinical research contracts require that specified medical professional services be provided by Joel Morganroth, MD, our Chairman and Chief Scientific Officer. We have retained Joel Morganroth, MD, P.C., a professional corporation owned by Dr. Morganroth, to provide these and other services related to the successful operation, marketing and business development of our Cardiac Safety division, which include consulting services that Dr. Morganroth’s professional corporation provides for us to our clients for which he received 80% of the fees we received from our clients for such services. This professional corporation received fees for these services of $1,312,300 for 2009. The consulting agreement continues on a year to year basis unless terminated. See “Executive Compensation — Compensation Discussion and Analysis — Compensation of Individual Named Executive Officers” for more information about Dr. Morganroth’s consulting agreement.

During 2009, Sheldon M. Bonovitz, one of our directors, was the Chairman Emeritus of and counsel to Duane Morris LLP, which performs legal services for us. We paid $336,545 in fees to Duane Morris LLP for their services performed for us in 2009.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Our audit committee has designated KPMG LLP to be our independent registered public accountants for the year ending December 31, 2010. Our board of directors will offer a resolution at our annual meeting to ratify this designation. KPMG LLP has served as our independent registered public accountants since July 2002. Our organizational documents do not require that our stockholders ratify the selection of KPMG LLP as our independent registered public accountants. We are doing so because our board of directors believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, our audit committee will reconsider whether or not to retain KPMG LLP, but still may retain them. Even if the selection is ratified, our audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Approval of the proposal will require the favorable vote of a majority of the stockholders present in person or by proxy and entitled to vote at the annual meeting. OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2010. We anticipate that representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.

AUDIT AND NON-AUDIT FEES

General

During 2008 and 2009, we retained KPMG LLP to provide professional services in the following categories and amounts:

	2008	2009

Audit fees	$591,200	$545,800
Audit-related fees	—	—

Audit and audit-related fees	591,200	545,800
Tax fees	147,800	207,900
All other fees	—	—

Total fees	$739,000	$753,700

Audit fees for 2008 and 2009 include fees incurred for professional services rendered in connection with the audit of our consolidated financial statements for the years ended December 31, 2008 and 2009 that are customary under auditing standards generally accepted in the United States or that are customary for the purpose of rendering an opinion on the consolidated financial statements, and for the review of the consolidated financial statements included in the quarterly reports on Form 10-Q required to be filed during fiscal years 2008 and 2009. In addition, audit fees for 2008 and 2009 include fees incurred for professional services rendered in connection with the audit of our internal control over financial reporting. In 2008 and 2009, tax fees consisted of federal, state and local tax return preparation. In addition, in 2008, tax fees included the preparation and work related to the determination and support of research and development tax credits available to us for those years and, in 2009, tax fees included assistance with tax audits performed by the regulatory tax authorities in the US and UK and related tax planning consulting.

Our audit committee has considered all of the above services performed by KPMG LLP and has determined that the provision thereof is compatible with maintaining auditor independence. All services rendered by KPMG LLP were permissible under applicable laws and regulations and were pre-approved by our audit committee. In accordance with its charter, our audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accountants. In addition, it is our audit committee’s procedure to approve any engagement or accounting project involving the independent registered public accountants, and the related fees, prior to commencement of the engagement or project.

Audit Committee Report on Audited Consolidated Financial Statements

The audit committee of our board of directors assists our board with the oversight of our system of internal control, integrity of financial reporting, adequacy of disclosures and compliance with legal and regulatory requirements. Our audit committee is directly responsible for the engagement, compensation, oversight and evaluation of our independent registered public accountants and, once retained, consults with and reviews recommendations made by our independent registered public accountants with respect to our consolidated financial statements, financial records and financial controls.

Accordingly, our audit committee has (i) reviewed and discussed our audited consolidated financial statements with management and our independent registered public accountants; (ii) discussed with our independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees); (iii) received the written disclosures and the letter from our independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with our independent registered public accountants its independence from management and us, including the matters in the written disclosures required by the Independence Standards Board. Our audit committee also discussed with our independent registered public accountants the overall scope and plans for our audit. Our audit committee met both separately and jointly with management and our independent registered public accountants to discuss the results of our accountants’ examination, their evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

Based on the review and discussions referred to above, and subject to the limitations of its role, our audit committee recommended to our board of directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009.

This report of our audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other ERT filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Stephen M. Scheppmann (Chair)
Michael F. DeMane
Elam H. Hitchner

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in our proxy statement for our 2010 annual meeting of stockholders must deliver such proposal in writing to our Secretary at our principal executive offices at 1818 Market Street, Philadelphia, PA 19103 no later than November 5, 2010. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

In accordance with Rule 14a-4(c) promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, the holders of proxies solicited by our board of directors in connection with the 2011 annual meeting may vote such proxies in their discretion on certain matters as more fully described in such rule, including without limitation on any matter coming before the meeting as to which we do not have notice on or before January 31, 2011.

OTHER MATTERS

Our board knows of no other matters that may be presented for action at the 2010 annual meeting. However, if any other matter properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

We urge you to vote, sign and return the enclosed form of proxy promptly in the enclosed envelope.

By order of our board of directors,

KEITH D. SCHNECK,
Executive Vice President, Chief Financial Officer
and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
eResearchTechnology, Inc.
April 28, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2010:
The Notice of Annual Meeting, proxy statement, annual report and proxy card are available at http://www.proxydocs.com/eres
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	20330000000000000000 9	042810

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O O O	Sheldon M. Bonovitz Gerald A. Faich, MD, MPH Elam M. Hitchner

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of KPMG LLP as independent registered public accountants.	☐	☐	☐

3.	In his or her discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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PROXY	PROXY
eRESEARCHTECHNOLOGY, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS

PROXY FOR HOLDERS OF COMMON STOCK

Proxy Solicited on Behalf of the Board of Directors
The undersigned hereby appoints JOEL MORGANROTH, MD, MICHAEL MCKELVEY, and KEITH SCHNECK, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of eResearchTechnology, Inc. to be held on April 28, 2010, or any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of eResearchTechnology, Inc. which the undersigned would be entitled to vote if personally present.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed on the reverse side; FOR ratification of KPMG LLP as independent registered public accountants; and in the discretion of the proxy holders on any other matter which comes before the meeting. This proxy may be revoked at any time prior to the time it is voted.
(Continued and to be signed on the reverse side.)

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